Exhibit 99.4

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement on Schedule 13D jointly pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1), as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such statement on Schedule 13D with respect to the common stock or other securities of Glowpoint, Inc. beneficially owned by each of them. Each of the undersigned hereby expressly authorizes each other party to file on its behalf any and all amendments to such statement. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 16th day of August, 2013.

GP INVESTMENT HOLDINGS, LLC

By:	/s/ Robert M. Shuford
Name:	Robert M. Shuford
Title:	Chief Executive Officer

By:	/s/ Brian Pessin
Name:	Brian Pessin
Title:	President

MAIN STREET CAPITAL CORPORATION

By:	/s/ Robert M. Shuford
Name:	Robert M. Shuford
Title:	Managing Director

SANDRA AND NORMAN PESSIN JTWROS

By:	/s/ Sandra Pessin
Name:	Sandra Pessin

By:	/s/ Norman Pessin
Name:	Norman Pessin

ROBERT M. SHUFORD

By:	/s/ Robert M. Shuford
Name:	Robert M. Shuford

BRIAN PESSIN

By:	/s/ Brian Pessin
Name:	BRIAN PESSIN